EXHIBIT 99.1

June 9, 2005

TIC
ADDRESS
ADDRESS

RE: City Center West “A”, Las Vegas, Nevada — Property Sale Update

Dear CCWA TIC Investor:

We regret to inform you that the previous buyer has fallen out of contract on the purchase of the City Center West “A” property. Triple Net Properties, our Manager, is however pleased to inform our investors that the Las Vegas market remains strong and with very limited sales inventory we will continue to work with the brokerage community to find a qualified buyer.

As we have reported in the past, there is a very strong demand from institutional investors for quality commercial properties in Las Vegas. This demand continues to drive down capitalization rates to historically low levels, making today an excellent time to realize the gain in value on City Center West “A.” We have already begun working with the top investment sales brokers in the West and anticipate we will receive several qualified offers for the property. We will keep you apprised as we progress on the potential sale of the property.

In an effort to take advantage of favorable interest rates we have been able to rate lock a new loan for the building at 5.00% interest. The new loan amount will be for $21,000,000 and will be assumable by a buyer. This will aid the marketing effort and more information on the loan and the benefits of the loan will follow under separate cover.

We are appreciative for the confidence that our investors have placed in Triple Net Properties and hope to continue to serve your real estate investment needs. If you have any questions or concerns feel free to call me at (702) 254-1122.

Sincerely,

Darryl Goodman
Senior Asset Manager